EXHIBIT 2

---------------------------
UNITED STATES BANKRUPTCY JUDGE


UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

------------------------------------------
In re:                                    : Jointly Administered
                                          :
PAGE AMERICA GROUP, INC.,                 : Chapter 11 Case No. 99-10281  (JHG)
PAGE AMERICA OF NEW YORK, INC.,           : Chapter 11 Case No. 99-10282  (JHG)
ADIRONDACK RADIO TELEPHONE CO., INC.,     : Chapter 11 Case No. 99-10283  (JHG)
PAGE AMERICA OF PENNSYLVANIA, INC.,       : Chapter 11 Case No. 99-10284  (JHG)
                                          :
                         Debtors.         : Tax ID No. 13-2865787
------------------------------------------


                PREPACKAGED LIQUIDATING CHAPTER 11 PLAN
                                  FOR
                       PAGE AMERICA GROUP, INC.
                    PAGE AMERICA OF NEW YORK, INC.
               ADIRONDACK RADIO TELEPHONE CO., INC. AND
                  PAGE AMERICA OF PENNSYLVANIA, INC.


                     STROOCK & STROOCK & LAVAN LLP
                            180 MAIDEN LANE
                          NEW YORK, NY 10038
                            (212) 806-5400
                         ROBIN E. KELLER, ESQ.
                          COUNSEL TO DEBTORS

                           TABLE OF CONTENTS

I.       DEFINITIONS......................................................1
II.      DESIGNATION OF CLASSES OF CLAIMS AND INTERESTS...................7
III.     CLAIMS AND INTERESTS IMPAIRED OR NOT IMPAIRED UNDER THE PLAN.....7
IV.      ACCEPTANCE OR REJECTION OF THE PLAN..............................8
V.       TREATMENT OF AND METHODS OF DISTRIBUTION TO HOLDERS OF
         CLAIMS AND INTERESTS UNDER THE PLAN..............................8
VI.      CRAMDOWN........................................................10
VII.     PROVISIONS AS TO DISTRIBUTION AND DISPUTED CLAIMS...............10
VIII.    MEANS FOR IMPLEMENTATION OF THE PLAN............................15
IX.      CONDITIONS TO CONFIRMATION DATE AND EFFECTIVE DATE FOR
         THE PLAN........................................................18
X.       EFFECTS OF PLAN CONFIRMATION....................................19
XI.      SUBSTANTIVE CONSOLIDATION.......................................21
XII.     RETENTION OF JURISDICTION.......................................21
XIII.    EXECUTORY CONTRACTS AND UNEXPIRED LEASES........................23
XIV.     MISCELLANEOUS PROVISIONS........................................23

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

-------------------------------------------
In re:                                     : Jointly Administered
                                           :
PAGE AMERICA GROUP, INC.,                  : Chapter 11 Case No. 99-10281  (JHG)
PAGE AMERICA OF NEW YORK, INC.,            : Chapter 11 Case No. 99-10282  (JHG)
ADIRONDACK RADIO TELEPHONE CO., INC.,      : Chapter 11 Case No. 99-10283  (JHG)
PAGE AMERICA OF PENNSYLVANIA, INC.,        : Chapter 11 Case No. 99-10284  (JHG)
                                           :
                          Debtors.         : Tax ID No. 13-2865787
-------------------------------------------P


                PREPACKAGED LIQUIDATING CHAPTER 11 PLAN
                                  FOR
                       PAGE AMERICA GROUP, INC.
                    PAGE AMERICA OF NEW YORK, INC.
               ADIRONDACK RADIO TELEPHONE CO., INC. AND
                  PAGE AMERICA OF PENNSYLVANIA, INC.

          Page America Group, Inc., Page America of New York, Inc., Adirondack Radio Telephone Co., Inc. and Page America of Pennsylvania, Inc. hereby propose the following prepackaged liquidating plan pursuant to the provisions of Chapter 11 of the United States Bankruptcy Code, 11 U.S.C. ss.ss. 101, ET seq.

                                 I. DEFINITIONS

          The following terms shall have the respective meanings set forth below; unless otherwise indicated, the singular shall include the plural. ANY CAPITALIZED TERM NOT DEFINED HEREIN WHICH IS DEFINED IN THE BANKRUPTCY CODE SHALL HAVE THE MEANING ASCRIBED TO IT IN THE BANKRUPTCY CODE.

          1.1 "Administrative Expense Claim" means a Claim arising on or after the Filing Date through the Confirmation Date for payment of an expense of a kind specified in Section 503(b), 507(a)(1) or 507(b) of the Bankruptcy Code, including but not limited to the fees and expenses of professional persons retained or to be compensated pursuant to the Bankruptcy Code, and any fees or charges assessed against the Debtors' estate under Section 1930, Chapter 123, Title 28, of the United States Code.

          1.2 "Allowed Administrative Expense Claim" means all or that portion of any Administrative Expense Claim which either (a) has been allowed by a Final Order, (b) was incurred by the Debtors in the ordinary course of business after the Filing Date and prior to the Confirmation Date, or (c) consists of fees and charges assessed against the Debtors' estate under Section 1930, Chapter 123, Title 28 of the United States Code.

          1.3 "Allowed Claim" means any Claim against the Debtors to the extent it has not been withdrawn, paid in full or otherwise deemed satisfied in full, which has either been scheduled pursuant to Section 521(1) of the Bankruptcy Code but is not listed as disputed, contingent or unliquidated on the Schedules, or as to which a proof of claim has been filed on or before the last date set by the Bankruptcy Court for filing proofs of claim, and as to which no objection to the allowance thereof has been filed or is pending or has been determined by Final Order, or which is specified in this Plan as an Allowed Claim. Unless otherwise specified, "Allowed Claim" shall not include (i) interest accrued after the Filing Date, (ii) punitive damages or (iii) any fine, penalty or forfeiture.

          1.4 "Allowed Subordinated Note Claims" means the claims under the Subordinated Notes as set forth in Section 5.3 hereof.

          1.5 "Assets" means all of the right, title and interest of the Company or its Subsidiaries in and to property, consisting of cash primarily invested in an institutional cash reserve account at NationsBank, N.A. and Metrocall Common Stock.

          1.6 "Avoidance Action" means an action which a trustee, debtor-in-possession or other appropriate party-in-interest may assert under Sections 542, 544, 545, 547, 548, 549, 550 or 551 of the Bankruptcy Code.

          1.7 "Ballots" means the ballots accompanying the Disclosure Statement and the Plan upon which holders of Impaired Claims shall have indicated their acceptance or rejection of the Plan.

          1.8 "Bankruptcy Case" means the case commenced by the Debtors' voluntary Chapter 11 filing in the Bankruptcy Court.

          1.9 "Bankruptcy Code" means Title 11, United States Codess ss.101 ET SEQ., as amended, in effect at the Filing Date.

          1.10 "Bankruptcy Court" means the United States Bankruptcy Court for the Southern District of New York, or any other court with jurisdiction over the Bankruptcy Case.

          1.11 "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure, as amended and promulgated under Section 2075 of Title 28 of the United States Code and the local rules of the Bankruptcy Court, as applicable from time to time to the Chapter 11 Case.

          1.12 "Beneficial Holder" means an Entity holding a beneficial interest in the Subordinated Notes, the Preferred Stock or the Common Stock, which Entity may also be a Record Holder.

          1.13 "Business Day" means any day other than a Saturday, Sunday or legal holiday as defined in Bankruptcy Rule 9006(a).

          1.14 "Claim" means a claim against the Debtors, whether or not asserted, as defined in Section 101(5) of the Bankruptcy Code.

          1.15 "Class" means a category of holders of Claims or Interests as designated in Article II of the Plan.

          1.16 "Common Stock" means the common stock, par value $.10 per share, authorized or issued by the Company.

          1.17 "Company" means Page America Group, Inc. and its successors and assigns.

          1.18 "Company Releasees" has the meaning set forth in Section 10.2 of the Plan.

          1.19 "Confirmation Date" means the date of entry of the Confirmation Order.

          1.20 "Confirmation Hearing" means the hearing before the Bankruptcy Court pursuant to Section 1128 of the Bankruptcy Code to consider confirmation of this Plan.

          1.21 "Confirmation Order" means an order of the Bankruptcy Court confirming the Plan.

          1.22 "Debtors" means collectively, Page America Group, Inc., Page America of New York, Inc., Adirondack Radio Telephone Co., Inc. and Page America of Pennsylvania, Inc. and their successors and assigns.

          1.23 "Disbursing Agent" means Bariston Associates, Inc.

          1.24 "Disclosure Statement" means the Disclosure Statement provided in accordance with the requirements of Sections 1125 and 1126 of the Bankruptcy Code that relates to the Plan.

          1.25 "Disputed Claim" means any Claim: (i) listed as disputed, contingent or unliquidated on any Schedules required to be filed with the Bankruptcy Court, or (ii) as to which an objection to the allowance thereof has been interposed and not determined by a Final Order.

          1.26 "Distribution Date" means the Effective Date and any subsequent date on which distributions of cash or other assets are to be made under the terms of the Plan.

          1.27 "Distribution Reserve" means the account or accounts created by the Disbursing Agent to hold cash and Metrocall Common Stock available for distribution by the Debtors after the Effective Date.

          1.28 "Effective Date" means the later of (i) the eleventh day following entry of the Confirmation Order, if such order is not subject to a stay, or (ii) the date on which all conditions to the effectiveness of the Plan have been satisfied.

          1.29 "Entity" shall have the meaning set forth in Section 101(15) of the Bankruptcy Code.

          1.30 "Estate" means the estate created for the Debtors in their Bankruptcy Case pursuant to Section 541 of the Bankruptcy Code.

          1.31 "Filing Date" means the date on which the Debtors file a Chapter 11 petition with the Bankruptcy Court.

          1.32 "Final Distribution" means the distribution which after giving effect to such distribution, results in Cash and/or Metrocall Common Stock remaining in the Distribution Reserve with a value of $25,000 or such lesser amount as the Disbursing Agent determines necessary to cover wind-up costs after the Final Distribution.

          1.33 "Final Distribution Date" means the date on which all Disputed Claims have been finally resolved and all amounts held in reserve are distributed as provided in the Plan.

          1.34 "Final Order" means an order or a judgment which has not been reversed or stayed and as to which: (i) the time to appeal or seek review or certiorari has expired pursuant to Bankruptcy Rule 8002 and no appeal or petition for review or certiorari is pending; and (ii) the time to seek rehearing pursuant to Bankruptcy Rule 8015 has expired and no petition for rehearing pursuant to Bankruptcy Rule 8015 is pending.

          1.35 "Forbearance Agreement" means the forbearance agreement dated as of July 1, 1997 by and among the Debtors and the Record Holders of the Subordinated Notes, as amended.

          1.36 "General Unsecured Claim" means a Claim as of the Filing Date which is not (i) an Administrative Expense Claim or (ii) a Priority Claim. For purposes of this Plan, General Unsecured Claims do not include any deficiency Claim of the holders of the Subordinated Notes.

          1.37 "Impaired" when used with respect to any Claim, Interest or Class, has the meaning set forth in Section 1124 of the Bankruptcy Code.

          1.38 "Indenture Trustee" means American Stock Transfer & Trust Company, as Trustee under the Indenture.

          1.39 "Indenture" means the Subordinated Notes Indenture.

          1.40 "Initial Distribution Amounts" means the amount available for distributions to holders of Allowed Class 1, 3 and 4 Claims or Interests on the Effective Date.

          1.41 "Initial Distribution Date" means the Effective Date.

          1.42 "Interests" means the rights of the holders of Common Stock and Preferred Stock.

          1.43 "Metrocall" means Metrocall, Inc., a Delaware corporation.

          1.44 "Metrocall Common Stock" means shares of common stock of Metrocall.

          1.45 "Plan" means this prepackaged liquidating Chapter 11 plan, and all exhibits hereto, as the same may be modified or amended from time to time as and to the extent permitted herein and by the Bankruptcy Code.

          1.46 "Permitted Investments" means (a) short term obligations of, or guaranteed by, the United States of America or any state or agency thereof, (b) commercial paper rated A-1 or P-1 by Standard & Poor's or Moody's Investors Service; (c) time deposits, certificates of deposit and acceptances, maturing within ninety (90) days from the date of acquisition thereof, issued by banks located in the United States of America having capital, surplus and profits aggregating at least one hundred million dollars ($100,000,000); (d) repurchase agreements fully collateralized by obligations described in clauses (a), (b) or
(c) hereof; and (e) shares of investment companies registered under the Investment Company Act of 1940 which invest primarily in any of the obligations described in clauses (a)-(d) hereof.

          1.47 "Preferred Stock" means the Series One Preferred Stock of the Company, par value $.01 per share.

          1.48 "Priority Claim" means a Claim entitled to priority in repayment pursuant to 11 U.S.C. Section 507(a) as of the Filing Date.

          1.49 "Professional" means any professional employed or to be compensated pursuant to Section 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code.

          1.50 "Professional Claim" means a Claim for compensation and/or reimbursement of expenses pursuant to Section 327, 328, 330, 331 or 503(b) of the Bankruptcy Code in connection with an application made to the Bankruptcy Court in the Chapter 11 Case.

          1.51 "Pro Rata Share" means, (a) with respect to any distribution to a Class (other than Class 3 or 4) under this Plan, proportionate sharing pursuant to which the ratio of the amount distributed on account of an Allowed Claim to the amount of such Allowed Claim is the same as the ratio of the total amount distributed to such Class to the total amount of all Allowed Claims and Disputed Claims in such Class and (b) with respect to any distribution to Class 3 or 4 under this Plan, proportionate sharing based on the number of shares of Preferred Stock or Common Stock held divided by the number of issued and outstanding shares of Preferred Stock or Common Stock on the Record Date.

          1.52 "Record Date" means, with respect to distributions to be made under the Plan, the Confirmation Date or such other date as may be set by a Bankruptcy Court order.

          1.53 "Record Holder" means, with respect to the Allowed Class 1 Claims or Class 3 or 4 Interests, the Entities listed as of the Record Date as registered holders on the appropriate ledger or record book.

          1.54 "Released Claims" shall have the meaning set forth in Article X of the Plan.

          1.55 "Schedules" means the schedules of assets and liabilities in accordance with Bankruptcy Rule 1007(b), filed by the Debtors with the Bankruptcy Court (as they may be amended from time to time in accordance with Bankruptcy Rule 1009).

          1.56 "Solicitation" means the solicitation of votes with respect to the Plan.

          1.57 "Solicitation Agent" means Bariston Associates, Inc.

          1.58 "Subordinated Notes" means the 15% Subordinated Notes due in 2003 issued and outstanding from time to time under the Subordinated Notes Indenture.

          1.59 "Subordinated Notes Indenture" means the Indenture dated as of June 15, 1994, among the Debtors, as Issuer, and American Stock Transfer & Trust Company, as Trustee, pursuant to which the Subordinated Notes were issued, as amended or supplemented.

          1.60 "Subsequent Distribution Amounts" means amounts available from time to time after the Effective Date for distribution to holders of Class 1, 3 and 4 Claims or Interests, as provided in Section 7.3 of the Plan.

          1.61 "Subsidiaries" means the Company's wholly-owned subsidiaries, Page America of New York, Inc., Adirondack Radio Telephone Co., Inc. and Page America of Pennsylvania, Inc. .

          1.62 "Transfer Agent" means American Stock Transfer & Trust Company, as transfer agent for the Common Stock.

          1.63 "Third Party Releasees" has the meaning set forth in Section 10.2 of the Plan.

          1.64 "Voting Record Date" means 5:00 PM New York City time on May 17, 1999.

          1.65 "Rules of Interpretation." Unless otherwise specified, all section, article, and exhibit references in this Plan are to the respective section in, article of, or exhibit to this Plan, as the same may be amended, waived, or modified from time to time. The headings in this Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof. The rules of construction set forth in Section 102 of the Bankruptcy Code shall apply. In computing any period of time prescribed or allowed by this Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

               II. DESIGNATION OF CLASSES OF CLAIMS AND INTERESTS

          2.1 The following Classes of Claims and Interests are designated pursuant to and in accordance with ss. 1123(a)(1) of the Bankruptcy Code:

          (a) "Class 1 Claims" shall consist of the Subordinated Notes Claims.

          (b) "Class 2 Claims" shall consist of the Allowed General Unsecured Claims.

          (c) "Class 3 Interests" shall consist of the Interests of the Preferred Stock.

          (d) "Class 4 Interests" shall consist of the Interests of the Common Stock.

          2.2 Administrative Claims and Priority Claims are not separately classified under this Plan, but shall receive the treatment specified in Article V.

          2.3 An Allowed Claim is part of a particular Class only to the extent that the Allowed Claim qualifies within the definition of that Class and such Claim shall be part of a different Class to the extent that the remainder of the Claim qualifies within the description of a different Class.

        III. CLAIMS AND INTERESTS IMPAIRED OR NOT IMPAIRED UNDER THE PLAN

          3.1 Allowed Administrative and Priority Claims are not Impaired under the Plan. Class 2 Claims are not Impaired under the Plan.

          3.2 Class 1 Claims are treated as Impaired under the Plan.

          3.3 Class 3 Interests and Class 4 Interests are treated as Impaired under the Plan.

          3.4 If a controversy arises as to whether any Claim or Interest, or any Class of Claims or Interests, is impaired under this Plan, such Class shall be treated as specified in this Plan unless the Bankruptcy Court shall determine such controversy differently on motion of the party challenging the characterization of a particular Class of Claims or Interests.

                     IV. ACCEPTANCE OR REJECTION OF THE PLAN

          4.1 VOTING CLASSES. The holders of the Class 1 Claims and Class 3 Interests as of the Voting Record Date are entitled to vote to accept or reject the Plan. For voting purposes, each Beneficial Holder in Class 1 and Class 3 shall be deemed to have an Allowed Claim in the principal face amount of the Subordinated Notes or number of shares of Preferred Stock, respectively, in which the Beneficial Holder has an interest as of the Voting Record Date unless, at least five (5) business days prior to the Confirmation Hearing on this Plan, the Debtors have filed an objection to the vote of any such holder with the Bankruptcy Court.

          Upon commencement of the Bankruptcy Case, unless the Bankruptcy Court subsequently determines that Ballots which were cast prior to the commencement of the case may be withdrawn, such Ballots will remain in full force and effect until the Bankruptcy Court determines whether such Ballots constitute appropriate acceptances or rejections of the Plan.

          4.2 ACCEPTANCE BY CLASS 1. Class 1 shall have accepted the Plan if Beneficial Holders, as of the Voting Record Date (other than any such holder designated under subsection 1126(e) of the Bankruptcy Code), of at least two-thirds in amount and more than one-half in number of the Allowed Claims actually voting in the Class have voted to accept the Plan.

          4.3 ACCEPTANCE BY CLASS 3. Class 3 shall have accepted the Plan if Beneficial Holders, as of the Voting Record Date (other than any such holder designated under subsection 1126(e) of the Bankruptcy Code), of at least two-thirds in amount of the Allowed Interests actually voting in the class have voted to accept the Plan.

          4.4 PRESUMED ACCEPTANCE OF NON-VOTING CLASSES. Allowed Administrative Expense Claims, Allowed Priority Claims, and Allowed Class 2 General Unsecured Claims are unimpaired under the Plan and are conclusively presumed to accept the Plan pursuant to Section 1126(f) of the Bankruptcy Code, subject to the provisions of Section 6.2 of the Plan.

          4.5 PRESUMED REJECTION BY CLASSES OF INTERESTS. Class 4 Interests are deemed to have rejected the Plan.

                 V. TREATMENT OF AND METHODS OF DISTRIBUTION TO
                 HOLDERS OF CLAIMS AND INTERESTS UNDER THE PLAN

          5.1 ADMINISTRATIVE EXPENSE CLAIMS. The holders of Allowed Administrative Expense Claims, to the extent not previously paid, shall receive in full satisfaction thereof (A) one hundred percent (100%) of their Allowed Claims in cash on the later of: (i) the Effective Date; (ii) the date such claims are Allowed or come due; or (iii) in the case of Claims of professionals, upon entry of an order of the Court authorizing the payment of such claims, PROVIDED, HOWEVER, that (x) professional fees incurred subsequent to the Confirmation Date shall be paid without the need for Bankruptcy Court approval and (y) claims, liabilities or obligations incurred in the ordinary course of business of the Debtors will be paid or performed in accordance with their terms; or (B) such other treatment as may be agreed upon in writing by the holder of the Claim and the Debtors.

          5.2 PRIORITY CLAIMS. The holders of Allowed Priority Claims, to the extent not previously paid, shall receive in full satisfaction thereof one hundred percent (100%) of their Allowed Claims in cash on the later of (i) the Effective Date, (ii) the date such Claims are Allowed or on which an Allowed Claim comes due or (iii) as otherwise agreed to by the holders of such Claims and the Debtors or the Disbursing Agent, or as may be ordered by the Bankruptcy Court.

          5.3 CLASS 1 CLAIMS. The Allowed Subordinated Notes Claims are Unsecured Claims in the principal amount of $21,287,500 as of March 31, 1999 plus interest at the non-default rate set forth in the Indenture through the Filing Date. The Beneficial Holders of the Allowed Class 1 Claims shall receive in full satisfaction thereof their Pro Rata share of 70% of all Assets available for distribution after all other Allowed Claims have been paid until $19 million has been indefeasibly paid to the holders of Class 1 Claims, and thereafter shall receive 50% of all other Assets available for distribution. The Class 1 Claims shall be paid in cash, to the extent available, with the balance payable in Metrocall Common Stock, which Common Stock shall be valued at the average of the closing prices for the ten trading days ended five days prior to the Effective Date. The payment of cash and Metrocall Common Stock shall be made on a pro rata basis with the Class 3 Interests and shall be distributed to Record Holders in accordance with the provisions of Articles VII and VIII of the Plan. In addition, holders of Class 1 Claims shall receive unclaimed funds as set forth in Section 7.16 of the Plan.

          5.4 CLASS 2 CLAIMS. The holders of Allowed Class 2 General Unsecured Claims shall receive payment in full in cash of the principal amount of their Allowed Claims plus interest, if required under the terms of the agreement creating the Class 2 Claim, through the Filing Date.

          5.5 CLASS 3 INTERESTS. The holders of the Class 3 Interests shall receive twenty-one (21%) percent of all Assets available for distribution after all Allowed Claims (other than Class 1 Claims) have been paid, until the Class 1 Claims have indefeasibly received $19 million, and thereafter 35% of all other Assets available for distribution, and their Interests shall be canceled as of the Final Distribution Date. Payments shall be made in cash and Metrocall Common Stock, pro rata with the payments to Class 1, which Metrocall Common Stock shall be valued as set forth in Section 5.3. In addition, holders of Class 3 Interests shall receive unclaimed funds as set forth in Section 7.16 of the Plan.

          5.6 CLASS 4 INTERESTS. The holders of the Class 4 Interests shall receive nine (9%) percent of all Assets available for distribution after all Allowed Claims (other than Class 1 Claims) have been paid, until the Class 1 Claims have indefeasibly received $19 million and thereafter 15% of all other Assets available for distribution, and their Interests shall be canceled as of the Final Distribution Date. All payments to holders of Class 4 Interests shall be made in cash. In addition, holders of Class 4 Interests shall receive unclaimed funds as set forth in Section 7.16 of the Plan.

          5.7 Unless otherwise specified herein (including, without limitation, with respect to payment of the Allowed Subordinated Notes Claims), distributions or transfers designated in the Plan to take place on the Effective Date or other date of payment or transfer, shall be deemed timely if they occur within ten
(10) days after the designated date of payment or transfer.

                                  VI. CRAMDOWN

          6.1 If all applicable requirements for confirmation of this Plan are met as set forth in Bankruptcy Code Section 1129(a)(1) through (13) except subsection (8) thereof, the Debtors may request that the Bankruptcy Court confirm this Plan in accordance with Section 1129(b) of the Bankruptcy Code, so long as Classes 1 and 3 have accepted this Plan, on the basis that the Plan is fair and equitable and does not discriminate unfairly with respect to any non-accepting, Impaired Class.

          6.2 Should the Bankruptcy Court determine that any Class treated as unimpaired under the Plan is in fact Impaired, such Class will be deemed to have rejected the Plan, and the Debtors may seek to confirm the Plan notwithstanding the rejection of the Plan by such Class.

             VII. PROVISIONS AS TO DISTRIBUTION AND DISPUTED CLAIMS

          7.1 On the Effective Date, the Disbursing Agent shall disburse to holders of Allowed Claims and Interests entitled to receive distributions on the Effective Date, the amounts owed to them under this Plan.

          7.2 In order to fund distributions to be made to holders of Administrative, Priority or Class 2 Claims, there shall be reserved from the Initial Distributions under this Plan cash equal to the amount of any Disputed Administrative, Priority or Class 2 Claims or such lesser amount as the Court may have determined, which shall be held by the Disbursing Agent, on behalf of the Debtors, pending determination of such Disputed Claims. Upon any such Claim becoming an Allowed Claim by a Final Order or by agreement between the Disbursing Agent and the holder of such Disputed Claim, any distribution then due to be made in respect of such Claim shall be paid and distributed by the Disbursing Agent within seven (7) Business Days in accordance with the provisions hereof and of such Final Order. Any cash remaining after resolution and payment of the Allowed Amount of any Disputed Administrative, Priority or Class 2 Claims shall become available for distribution on a pro rata basis to all other classes entitled to distributions under the Plan.

          7.3 The Initial Class 1, 3 and 4 Distribution Amounts and any Subsequent Class 1, 3 and 4 Distribution Amounts shall not include (a) any cash reserves for Disputed Administrative, Priority or Class 2 Claims unless there is an excess after such Disputed Claims have been resolved and paid; (b) cash reserves for the expenses of the post-Effective Date distributions; or (c) any other amounts determined by the Debtors or the Disbursing Agent or required by order of the Bankruptcy Court to be reserved, unless and until the reserves referenced in subsections (a), (b) or (c) are released for distribution. Distributions subsequent to the Initial Distribution Date may be made by the Disbursing Agent at the end of each calendar quarter after the Effective Date on which the Disbursing Agent has at least $500,000 in cash and/or Metrocall Common Stock available for distribution to Class 1, 3 and 4 Claims and Interests, provided, however, that the Disbursing Agent shall not be obligated to make distributions after the Initial Distribution Date and prior to the Final Distribution Date.

          7.4 In no event shall the Disbursing Agent be obligated to make distributions to holders of Class 4 Common Stock Interests if (a) the aggregate amount to be distributed to Beneficial Holders would be less than $5.00 in the aggregate for all shares beneficially owned by such holder, or (b) less than $150,000 is available for distribution to Class 4 Interests at that time. In the event that less than $150,000 remains available for distribution to holders of Class 4 Interests as of the time of the Final Distribution, the Disbursing Agent may distribute such amount to holders of Class 1 Claims and Class 3 Interests, in the ratio of 70% and 30% respectively, and no holder of Class 4 Interests shall have any further rights in or claims to such amounts.

          7.5 Except as otherwise provided in the Plan, all distributions shall be made to the holder of a Claim or Interest as of the Record Date. The holder of a Priority or Class 2 Claim as of the Record Date shall be deemed to be the Entity who (a) filed the most recent timely proof of claim relating thereto, provided no evidence of the transfer of such Claim was filed on or before the Record Date, or (b) if evidence of the transfer of a timely filed proof of claim was filed on or before the Record Date, (i) the transferee named therein if the transferor named therein does not file a timely objection pursuant to Bankruptcy Rule 3001(e) or (ii) the Person so designated by a Final Order of the Bankruptcy Court if a timely objection to the evidence of transfer was filed, or (c) is reflected in the Schedules as the holder of such Claim if no timely proof of claim related thereto was filed. Except as otherwise provided in the Plan, cash payments shall be made by check and distributed by first-class mail.

          7.6 Distributions to holders of Class 1 Claims shall be made by the Disbursing Agent to Record Holders as reflected in the Debtors' books as of the Record Date.

          7.7 Distributions to holders of Class 3 Preferred Stock shall be made by the Disbursing Agent to Record Holders as reflected in the Debtors' books as of the Record Date.

          7.8 Holders of Class 4 Common Stock Interests shall be deemed to appoint American Stock Transfer & Trust Company to act as nominee with respect to distributions under the Plan. All distributions to such holders shall be made by the Disbursing Agent to American Stock Transfer & Trust Company for further distribution to Record Holders, and thereafter, if applicable, by Record Holders to Beneficial Holders as of the Record Date.

          7.9 No holder of Class 1 Claims shall be entitled to receive any distribution from the Disbursing Agent respecting its Claim unless and until such holder shall have first either (i) surrendered or caused to be surrendered to the Disbursing Agent the original Subordinated Notes or certificates held by it or (ii) in the event that such holder is unable to surrender its original Subordinated Notes or certificates because same have been lost, destroyed, stolen or mutilated, (a) furnished the Disbursing Agent with an executed affidavit of loss and indemnity with respect thereto in form customarily utilized for such purposes that is reasonably satisfactory to the Disbursing Agent and (b) provided to the Disbursing Agent a bond in such amount and form as the Disbursing Agent shall direct, sufficient to indemnify the Disbursing Agent against any claim that may be made against the Disbursing Agent on account of the alleged loss, theft or distribution of any such certificates or the distribution of property hereunder. The method and procedure to be followed for surrendering Subordinated Notes and for providing affidavits and bonds shall be prescribed by the Disbursing Agent upon reasonable notice to holders of the Subordinated Notes. Promptly upon surrender of such instruments, the Disbursing Agent shall cancel such Subordinated Notes or otherwise dispose of them in such manner as the Disbursing Agent may reasonably determine. In the event a holder of a Subordinated Note fails to surrender its Subordinated Note(s) or certificate(s) or provide an affidavit and adequate bond on or before the first anniversary of the Effective Date or within such other time period as may be set by the Bankruptcy Court, such holder shall be conclusively deemed to have forfeited its distribution under this Plan, and that distribution shall be retained in the Distribution Reserve and made available for distribution to other holders in accordance with Section 7.16 of this Plan.

          7.10 As of the Effective Date, the Indenture shall, except as provided in this Plan, be deemed canceled, terminated and of no further force or effect. Notwithstanding the foregoing, such cancellation of the Indenture (a) shall not impair the rights of holders of the Subordinated Notes to receive distributions on account of such Claims pursuant to this Plan, and (b) shall not impair the rights and duties under the Indenture as between the Indenture Trustee, and the beneficiaries of the trust or arrangements created thereby, as set forth in the applicable provisions of the Indenture, including INTER ALIA, the rights of the Indenture Trustee to enforce its Liens. The Subordinated Notes shall not be canceled other than pursuant to this Section of this Plan and, until such cancellation, such Subordinated Notes shall be evidence of the entitlement of the holder thereof to receive distributions pursuant to this Plan. Notwithstanding the cancellation of the Subordinated Notes held by holders of Class 1 Claims, such holders, as established on the Record Date or their transferees, successors or assigns as established to the satisfaction of the Disbursing Agent shall be entitled to receive Subsequent Class 1 Distribution Amounts whenever available for distribution. On the Filing Date, the Forbearance Period Expiration Date (as defined in the Forbearance Agreement) shall automatically be deemed extended to the Final Distribution Date and any provisions of the Forbearance Agreement or the Indenture which are in conflict with this Plan shall automatically be deemed to have been waived.

          7.11 No holder of Class 3 Interests shall be entitled to receive any distribution respecting its Interests unless and until such holder shall have first either (i) surrendered or caused to be surrendered to the Disbursing Agent the original certificates held by it or (ii) in the event that such holder is unable to surrender its original certificates because same have been lost, destroyed, stolen or mutilated, (a) furnished the Disbursing Agent with an executed affidavit of loss and indemnity with respect thereto in form customarily utilized for such purposes that is reasonably satisfactory to the Disbursing Agent and (b) provided to the Disbursing Agent a bond in such amount and form as the Disbursing Agent shall direct, sufficient to indemnify the Disbursing Agent against any claim that may be made against the Disbursing Agent on account of the alleged loss, theft or distribution of any such certificates or the distribution of property hereunder. The method and procedure to be followed for surrendering certificates and for providing affidavits and bonds shall be prescribed by the Disbursing Agent upon reasonable notice to holders of the Preferred Stock. In the event a holder fails to surrender its certificate(s) or provide an affidavit and adequate bond on or before the first anniversary of the Effective Date or within such other time period as may be set by the Bankruptcy Court, such holder shall be conclusively deemed to have forfeited its distribution under this Plan, and that distribution shall be retained in the Distribution Reserve and made available for distribution to other holders in accordance with Section 7.16 of this Plan. All Preferred Stock Interests and certificates evidencing such Interests shall be canceled as of the Final Distribution Date.

          7.12 No holder of Class 4 Interests shall be entitled to receive any distribution respecting its Interests unless and until such holder shall have first either (i) surrendered or caused to be surrendered to the Transfer Agent the original certificates held by it or (ii) in the event that such holder is unable to surrender its original certificates because same have been lost, destroyed, stolen or mutilated, (a) furnished the Transfer Agent with an executed affidavit of loss and indemnity with respect thereto in form customarily utilized for such purposes that is reasonably satisfactory to the Transfer Agent and (b) provided to the Transfer Agent a bond in such amount and form as the Transfer Agent shall direct, sufficient to indemnify the Transfer Agent against any claim that may be made against the Transfer Agent on account of the alleged loss, theft or distribution of any such certificates or the distribution of property hereunder. The method and procedure to be followed for surrendering certificates and for providing affidavits and bonds shall be prescribed by the Transfer Agent upon reasonable notice to holders of the Common Stock. The Transfer Agent shall retain all surrendered certificates, and all Common Stock Interests and the certificates evidencing those Interests shall be canceled as of the Final Distribution Date. In the event a holder of a certificate fails to surrender its certificate(s) or provide an affidavit and adequate bond on or before the first anniversary of the Effective Date or within such other time period as may be set by the Bankruptcy Court, such holder shall be conclusively deemed to have forfeited its distribution under this Plan, and all such property not claimed by such holder shall be returned to the Disbursing Agent, retained in the Distribution Reserve and made available for distribution to other holders in accordance with Section 7.16 of this Plan.

          7.13 As of the Record Date, the transfer registers for the Subordinated Notes, Preferred Stock and Common Stock will be closed, and the Debtors, the Disbursing Agent, the Indenture Trustee and the Transfer Agent will have no obligation to recognize the transfer of any Subordinated Notes, Preferred Stock or Common Stock occurring after the close of business on the Record Date and will be entitled, for purposes of distributions under the Plan, to recognize and deal only with Record Holders as of the close of business on the Record Date, or with such Entities that establish to the satisfaction of the Disbursing Agent, the Indenture Trustee or the Transfer Agent that they are the legal successors to such holders.

          7.14 In the event of any dispute between and among any holders of Claims as to the right of any Entity to receive or retain any payment or distribution to be made to such Entity under the Plan, the Debtors, the Disbursing Agent, the Indenture Trustee or the Transfer Agent, as applicable, may, in lieu of making such payment or distribution to such Person, instead hold such payment or distribution until the disposition thereof shall be determined by a Final Order of the Bankruptcy Court or other court with appropriate jurisdiction.

          7.15 In the event that any distribution to any holder is returned as undeliverable, the Disbursing Agent or the Transfer Agent, as applicable, shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the Disbursing Agent or the Transfer Agent as applicable, have determined the then current address of such holder, at which time such distribution shall be made to such holder without interest.

          7.16 Checks issued in respect of distributions under this Plan shall be null and void if not negotiated within sixty (60) days after the date of issuance. Any amounts retained by the Disbursing Agent in respect of such non-negotiated checks shall be held in the Distribution Reserve. Requests for reissuance for any such check must be made directly to the Disbursing Agent by the holder of the Allowed Claim with respect to which such check originally was issued. Any Entity that fails to claim its distributions within the later of one year from the Effective Date or sixty days after a Claim becomes an Allowed Claim or within such other time period as may be set by the Bankruptcy Court, shall forfeit all rights to any distribution under the Plan. Upon forfeiture, such distributions (including interest thereon) shall be retained by the Disbursing Agent or remitted to the Disbursing Agent by the Transfer Agent for further distribution as follows:

               (a) If there are unclaimed funds with respect to Class 4 Interests, those unclaimed funds shall be distributed to Class 1 Claims, Class 3 Interests and Class 4 Interests (other than those Class 4 Interests which did not originally claim the money) in the ratio of 70%, 21% and 9%, respectively.

               (b) Unclaimed funds with respect to Class 3 Interests shall be paid to holders of Class 1 Claims and Class 3 Interests (other than those Class 3 Interests which did not originally claim the money) in the ratio of 70% and 30%, respectively.

               (c) Unclaimed Funds with respect to Class 1 Claims shall be distributed to holders of Class 1 Claims (other than those holders of Class 1 Claims that did not originally claim the money).

Entities that fail to claim their distributions forfeit their rights thereto and shall have no claim whatsoever against the Debtors, the Disbursing
Agent, the Indenture Trustee or the Transfer Agent, as applicable, or against any holder of an Allowed Claim to whom distributions are made.

          7.17 (a) For the purposes of effectuating the provisions of this
Article VII, the Bankruptcy Court, on or prior to the Effective Date or such date or dates thereafter as the Bankruptcy Court shall set, may fix or liquidate the amount of Disputed Claims pursuant to Section 502(c) of the Bankruptcy Code, in which event the amounts so fixed or liquidated shall be deemed the maximum amounts of the Disputed Claims pursuant to Section 502(c) of the Bankruptcy Code for purposes of distribution under the Plan. On motion of the Debtors, the Bankruptcy Court shall determine the amount of any Disputed Priority Claim filed including, if necessary, by estimation of any such Claim under 11 U.S.C. Section 502(c) and 11 U.S.C. Section 505. The Debtors may fund distributions on the Effective Date in reliance on any such orders determining or estimating Disputed Claims, so long as no stay of such orders is in effect.

               (b) The Debtors or the Disbursing Agent may utilize any defenses, counterclaims or offsets to Disputed Claims arising in connection with the Avoidance Action sections of the Bankruptcy Code, but otherwise shall not commence or assert any Avoidance Action claims.

               (c) When a Disputed Claim becomes an Allowed Claim, the Disbursing Agent shall distribute to the holder of such Allowed Claim, the property distributable to such holder as provided in this Plan.

          7.18 The Disbursing Agent or the Transfer Agent, as applicable, shall be entitled to withhold distributions otherwise due to a holder of an Allowed Claim or Interest pending receipt of appropriate tax information or certifications, or may deduct any Federal, State or local withholding taxes from any payments made with respect to Allowed Claims or Interests, as appropriate.

          7.19 Cash held by the Disbursing Agent shall be invested in Permitted Investments, until needed for distributions or the payment of expenses of the Disbursing Agent. All investments, the proceeds of which are necessary to fund the payments required to be made on a Distribution Date or to otherwise fund the expenses of implementation of this Plan, shall be converted into cash on or prior to each Distribution Date or as necessary.

                   VIII. MEANS FOR IMPLEMENTATION OF THE PLAN

          8.1 The funds required for the implementation of this Plan shall be provided from the Assets.

          8.2 On the Effective Date, the Disbursing Agent shall distribute Assets to holders of Claims or Interests entitled to distributions on that date, and shall transfer the balance of the Assets to the Distribution Reserve, free and clear of all Claims, Liens or contractually imposed restrictions, except as otherwise provided in this Plan. The Distribution Reserve is being established solely for the benefit of those Entities entitled to distributions after the Effective Date under the terms of the Plan, including but not limited to holders of obligations incurred by the Disbursing Agent, and no other Entity shall have any interest therein.

          8.3 On the Effective Date (for the Subsidiaries) and the Final Distribution Date (for Page America Group, Inc.), without any further resolutions by the shareholders or directors of the Debtors, the Debtors shall be dissolved. The Debtors' officers shall file certificates of dissolution for the Debtors pursuant to this Plan in the states of their incorporation.

          8.4 On the Effective Date with respect to the Subordinated Notes, and on the Final Distribution Date with respect to Preferred and Common Stock Interests, all securities and all instruments and agreements governing such Claims or Interests shall be deemed canceled and of no further force or effect, provided, however, that except as otherwise provided herein the Subordinated Notes, other evidences of Claims and Preferred and Common Stock shall, effective upon the Effective Date, represent the right to participate, to the extent such Claims or Interests are Allowed, in the distributions contemplated by this Plan.

          8.5 From and after the Effective Date, the duties of the Disbursing Agent designated by and acting on behalf of the Debtors shall include: maintaining the Distribution Reserve; investing the cash held in the Distribution Reserve; pursuing objection to, estimations and settlements of Claims; prosecuting retained causes of action if any; calculating and implementing all distributions to be made under this Plan to holders of Allowed Claims and Interests; filing all required tax returns and paying all obligations incurred by the Disbursing Agent in implementing the Plan from funds in the Distribution Reserve; preparing and filing one or more reports to the Bankruptcy Court on the implementation of the Plan, including a Final Report, and such other responsibilities as may be vested in the Disbursing Agent pursuant to this Plan, or Bankruptcy Court order or as may be necessary and proper to carry out the provisions of this Plan.

          8.6 The powers of the Disbursing Agent acting on behalf of the Debtors shall, without Bankruptcy Court approval in each of the following cases, include the power to invest funds in Permitted Investments, to make distributions and pay taxes and other obligations owed by the Debtors or incurred by the Disbursing Agent from, the Distribution Reserve including withholding appropriate amounts from distributees under the Plan that are required to but fail to furnish correct taxpayer identification numbers; the power to engage employees and professional persons to assist the Disbursing Agent with respect to its responsibilities; the authority to pay the fees and expenses of the professional persons, agents and employees engaged by the Disbursing Agent and to pay all other expenses for winding down the affairs of the Debtors; the power to compromise and settle claims and causes of actions; the authority to act on behalf of the Debtors in all adversary proceedings and contested matters pending in the Court and in all actions and proceedings pending elsewhere, and to settle, retain, enforce, dispute or adjust any Claim or Interest and otherwise pursue actions involving assets of the Debtors that could arise or be asserted at any time under the Bankruptcy Code; and such other powers as may be vested in or assumed by the Disbursing Agent pursuant to the Plan, or Bankruptcy Court order or as may be necessary and proper to carry out the provisions of the Plan.

          8.7 Unless they determine otherwise, the Debtors and the Disbursing Agent shall treat the assets held in the Distribution Reserve as held by a grantor trust for the benefit of the Company or as otherwise owned by the Company for tax purposes. Income earned by the Distribution Reserve shall be treated as earned by and taxable to the Company.

          8.8 The Disbursing Agent shall be paid a fee of $9,087 per month through December 31, 1999 (plus reimbursement for expenses) from the Distribution Reserve in connection with the rendering of services after the Effective Date. Thereafter, the Disbursing Agent's compensation shall be in an amount approved by the Bankruptcy Court.

          8.9 All distributions under the Plan required to be made after the Effective Date shall be made by the Disbursing Agent or the Transfer Agent pursuant to, and in accordance with, the terms of the Plan.

          8.10 All transfers occurring under the Plan shall be free and clear of all Liens, equities and interests of any nature or kind, and shall be exempt under any law imposing a stamp or similar tax pursuant to Section 1146 of the Bankruptcy Code.

          8.11 If the Court does not approve the payment by the Debtors or the Disbursing Agent of compensation and expense reimbursement claims made by the Indenture Trustee under the Indenture or the Transfer Agent as a Class 2 Claim, then the Indenture Trustee and Transfer Agent shall be entitled to assert their rights against a portion of the cash distribution payable to holders of the Subordinated Notes or Common Stock Interests under this Plan until their compensation and expense reimbursement claims are satisfied in full pursuant to a Lien for this purpose granted to the Indenture Trustee under the Indenture and to the Transfer Agent under the agreement pursuant to which the Transfer Agent was appointed as transfer agent. Consequently, amounts actually received by holders of the Subordinated Notes or Common Stock Interests may be less than the gross distributions provided for under this Plan by the amount of distributions applied by the Indenture Trustee or the Transfer Agent to their compensation and expense reimbursement claims.

          8.12 The Debtors reserve the right to modify the Plan prior to or subsequent to the Confirmation Date in accordance with Section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019. After the Confirmation Date and prior to the substantial consummation of this Plan, the Debtors and any party-in-interest may, so long as the treatment of holders of Claims under the Plan is not adversely affected, institute proceedings in the Bankruptcy Court to remedy any defect or omission or to reconcile any inconsistencies in this Plan, the Disclosure Statement or the Confirmation Order and any other matters as may be necessary to carry out the purposes and effects of this Plan; PROVIDED, HOWEVER, prior notice of such proceedings shall be served in accordance with Bankruptcy Rule 2002.

          8.13 The Debtors reserve the right to revoke or withdraw this Plan at any time prior to the Confirmation Date. If the Debtors revoke or withdraw this Plan prior to the Confirmation Date then this Plan shall be deemed null and void. In such event, nothing contained herein shall be deemed to constitute a waiver or release of any Claims by or against the Debtors or any other Person or to prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors.

          8.14 Except as otherwise provided by order of the Bankruptcy Court, all objections to Disputed Administrative, Priority or Class 2 Claims shall be commenced, filed or asserted by the Debtors or the Disbursing Agent no later than forty-five (45) days after the Effective Date, or such extended date as the Court may fix upon application for extension by the Debtors or the Disbursing Agent, which may be granted without notice or a hearing.

          8.15 The Debtors, the Indenture Trustee, the Transfer Agent and the Disbursing Agent shall take all actions and deliver all documents and instruments which are appropriate and reasonably necessary for the implementation and consummation of the Plan.

          8.16 Any amounts the Debtors are obligated to pay on the Effective Date shall be deemed timely made if paid within ten (10) days following the Effective Date. Any payments made on or subsequent to the Effective Date shall be made by the Disbursing Agent.

          8.17 Except as otherwise prohibited by applicable tax law, the consideration received by holders of Allowed Claims shall, for all income tax purposes, be allocated and applied first to the unpaid principal amount of such Claims, and thereafter to the unpaid accrued interest, if any.

                       IX. CONDITIONS TO CONFIRMATION DATE
                         AND EFFECTIVE DATE FOR THE PLAN

          9.1 The Confirmation Date shall not occur unless the following are satisfied or, if waivable pursuant to Section 9.3, waived:

               (a) An order approving the adequacy of the Disclosure Statement shall have been entered;

               (b) The Confirmation Order, in form and substance acceptable to the Debtors, shall have been entered by the Bankruptcy Court which provides, INTER ALIA, that all applicable requirements of Section 1129 of the Bankruptcy Code have been satisfied and that the Subsidiaries shall be dissolved as of the Effective Date, and Page America Group, Inc. shall be dissolved as of the Final Distribution Date;

               (c) The Bankruptcy Court shall have approved the identity and appointment of the Disbursing Agent and shall have determined that the Disbursing Agent is duly authorized to take the actions contemplated to be taken pursuant to the Plan effective on the Effective Date; and

               (d) The Confirmation Order shall not have modified, amended or deleted the provisions of Article X of this Plan.

          9.2  The Effective Date shall not occur unless:

               (a) The Confirmation Order shall have become a Final Order, or shall not have been reversed, revoked, modified in any manner unacceptable to the Debtors, or stayed; and

               (b) The Bankruptcy Court shall have approved the amounts proposed to be reserved by the Disbursing Agent on account of Disputed Claims.

          9.3 The Debtors may, in their sole discretion, waive the provisions of
Section 9.1(d) of the Plan.

                         X. EFFECTS OF PLAN CONFIRMATION

          10.1 EXTENT OF RELEASE. Except as expressly set forth in this Plan, nothing contained in this Plan shall affect any right of any Entity to assert or pursue any claim or cause of action against any Entity other than the Debtors or the Disbursing Agent.

          10.2 RELEASE BY DEBTORS.

               (a) On the Effective Date, the Debtors, their Affiliates (as such term is defined in Section 101(2) of the Bankruptcy Code) and their shareholders derivatively are hereby deemed to have forever waived and released unconditionally each of the Debtors' present and former directors, officers, employees, agents, consultants, advisors, attorneys, accountants and other representatives and their respective successors, assigns or Affiliates (collectively, the "Company Releasees"), from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever, whether known or unknown, foreseen, or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission by, or any transaction, agreement, event or other occurrence taking place prior to, on or after the Confirmation Date in any way relating to the Debtors, the Bankruptcy Case, the Plan, or the treatment of liabilities arising prior to or subsequent to the Confirmation Date (collectively, the "Released Claims"). Persons deemed to have released claims pursuant to this Section 10.2(a) shall be forever precluded from asserting whether directly, derivatively or otherwise, any such claims against any Company Releasee.

               (b) On the Effective Date, except as otherwise provided in the Plan, the Debtors, their Affiliates and their shareholders derivatively are hereby deemed to have forever waived and released unconditionally the holders of Interests, the Indenture Trustee (except as otherwise provided in the Indenture), the Disbursing Agent (except as to acts of gross negligence or willful misconduct), and the holders of Class 1 and Class 2 Claims (in their capacity as holders of such Claims) (all of the foregoing collectively referred to as the "Third Party Releasees") from the Released Claims. Entities deemed to have released claims pursuant to this Section 10.2(b) shall be forever precluded from asserting whether directly, derivatively or otherwise, any such claims against the Third Party Releasees.

               (c) In addition, except to the extent Avoidance Action claims constitute a defense, counterclaim or offset to any Class 2 Claim asserted against the Estate, the Debtors and the Disbursing Agent shall be deemed to have released all Avoidance Action claims as of the Effective Date.

          10.3 RELEASE BY CREDITORS. On the Effective Date, each holder (or representative thereof) of a Claim or Interest (a) who has accepted this Plan,
(b) whose Claim or Interest is in a class that has accepted or is deemed to have accepted this Plan pursuant to Section 1126 of the Bankruptcy Code or (c) who may be entitled to receive a distribution of property pursuant to this Plan, shall be deemed to have forever waived and released unconditionally the Debtors, the Company Releasees and the Third Party Releasees from the Released Claims; PROVIDED, HOWEVER, that this release shall not constitute a release of (i) any Allowed Claims treated under this Plan, or (ii) any claims third parties may have against each other, which claims are not related to the Debtors and the Bankruptcy Case. Persons deemed to have released claims pursuant to this Section
10.3 shall be forever precluded from asserting any such claims against the Debtors, the Company Releasees or the Third Party Releasees.

          10.4 INJUNCTION. Except as otherwise expressly provided herein, confirmation of this Plan shall, provided that the Effective Date occurs, permanently enjoin all Entities that have held, currently hold, or may hold a Claim against or other debt or liability of the Debtors, whether arising before, on or after the Effective Date, or that hold any Interest in the Debtors from taking any of the following actions with respect to such Claim, Interest, debt or liability against the Debtors, the Company Releasees, or the Third Party
Releasees: (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind; (ii) enforcing, levying, attaching, collecting or otherwise recovering in any manner or by any means, whether directly or indirectly, any judgment, award, decree or order;
(iii) creating, perfecting or enforcing in any manner directly or indirectly, any Lien or encumbrance of any kind; (iv) asserting any setoff, right of subrogation or recoupment of any kind, directly or indirectly; and (v) proceeding in any manner in any place whatsoever that does not conform to or comply with or is inconsistent with the provisions of this Plan; PROVIDED, HOWEVER, that this injunction shall not apply to (x) any Allowed Claims that may be asserted under this Plan, or (y) any claims holders of Claims or other third parties may have against each other, which claims are not related to the Debtors and the Bankruptcy Case, it being understood, however, that any defenses, offsets or counterclaims of any kind or nature whatsoever which the Debtors may have or assert in respect of any of the claims of the type described in (x) or
(y) of this proviso to the extent not otherwise waived in the Plan, are fully preserved.

          10.5 NO LIABILITY FOR SOLICITATION. As specified in Section 1125(e) of the Bankruptcy Code, Entities that solicit acceptances or rejections of this Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code and applicable non-bankruptcy law, are not liable on account of such solicitation for violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan.

          10.6 LIMITATION OF LIABILITY. Neither the Debtors, the Company Releasees or the Third Party Releasees or any of their respective Affiliates or any of their respective officers, directors, employees, members or agents, or any Professional employed by any of them (collectively, the "Exculpated Persons"), shall have or incur any liability to any Entity for any act taken or not taken in good faith in connection with or in any way related to the negotiation, formulation, implementation, confirmation or consummation of this Plan, the Disclosure Statement, or any contract, instrument, release or other agreement or document created in connection with or related to this Plan or the administration of the Bankruptcy Case. The Exculpated Persons shall have no liability to any holder of a Claim, holder of an Interest or other party-in-interest herein or any other person for actions taken under this Plan, in connection therewith or with respect thereto, in good faith, including, without limitation, failure to satisfy any condition or conditions, or refusal to waive any condition or conditions precedent to the Confirmation Date or the Effective Date. Further, the Exculpated Persons will not have or incur any liability to any holder of a Claim, holder of an Interest, or other party-in-interest herein or any other Person for any act or omission in connection with or arising out of their administration of this Plan or the property to be distributed under this Plan, except for gross negligence or willful misconduct as finally determined by the Bankruptcy Court, and the Exculpated Persons are entitled to rely on, and act or refrain from acting on, all information provided by other Exculpated Persons without any duty to investigate the veracity or accuracy of such information.

          10.7 INDEMNIFICATION. The Disbursing Agent, its employees, consultants, advisors, attorneys, accountants or other representatives shall be indemnified to the extent of any funds in the Distribution Reserve against any and all losses, claims, causes of action, damages, fees, expenses and liabilities (i) for any act taken or omission made in good faith in connection with or in any way related to the implementation of this Plan, contract, instrument, release or other agreement or document created in connection with this Plan or the administration of the Bankruptcy Case, or (ii) for any act or omission in connection with or arising out of the administration of this Plan or the property to be distributed under this Plan or the operations or activities of the Disbursing Agent, except for gross negligence or willful misconduct as finally determined by the Bankruptcy Court. All rights of the Persons indemnified pursuant hereto shall survive after the Confirmation Date of this Plan.

          10.8 OTHER DOCUMENTS AND ACTIONS. The Debtors and the Disbursing Agent may execute such documents and take such other action as is necessary to effectuate the transactions provided for in this Plan.

          10.9 TRANSFER TAX EXEMPTION. The issuance, transfer, or exchange of a security, or the making or delivery of an instrument of transfer under the Plan shall not be taxed under any law imposing a stamp tax or similar tax.

                          XI. SUBSTANTIVE CONSOLIDATION

          11.1 The Plan assumes the substantive consolidation of the Debtors. As of the Effective Date (i) all intercompany claims shall be canceled and no distributions shall be made on account thereof; (ii) all assets and liabilities of all of the Debtors shall be treated as provided in this Plan; (iii) all guarantees by any Debtor of the payment, performance or collection of obligations of the other Debtors shall be eliminated and canceled; (iv) any obligation of any Debtor and all guarantees thereof by any other Debtor shall be treated as a single obligation of the consolidated Debtors; (v) all joint obligations of the Debtors, and all multiple claims against such entities on account of such joint obligations shall be treated and allowed as a single claim against the consolidated Debtors; and (vi) each Claim filed in the Chapter 11 Case of any Debtor shall be deemed filed against the consolidated Debtors and to be a single obligation of the consolidated Debtors.

                         XII. RETENTION OF JURISDICTION

          12.1 The Bankruptcy Court shall retain exclusive jurisdiction of this case after the Effective Date for the following purposes:

               (a) To determine any and all objections to the allowance, disallowance or subordination of Claims or any controversy as to the classification of Claims;

               (b) To liquidate any disputed, contingent, or unliquidated Claims including through estimation under Section 502(c) of the Bankruptcy Code, and finally determine damages and other amounts in connection with such disputed, contingent or unliquidated claims;

               (c) To determine any and all applications for professional and similar fees and for the reimbursement of disbursements and expenses with respect to services rendered and expenses incurred prior to the Confirmation Date;

               (d) To determine any and all pending motions and applications for assumption or rejection of executory contracts and leases and the allowance and classification of any Claims resulting from the rejection of executory contracts and leases;

               (e) To determine any and all motions, applications, adversary proceedings, contested and litigated matters or such other matters over which the Bankruptcy Court has jurisdiction prior to the Confirmation Date, including the enforcement, prosecution, litigation, settlement and/or other disposition of claims and counterclaims of the Debtors;

               (f) To enforce the provisions of, and resolve any and all disputes under or pertaining to the Plan;

               (g) To determine the amount or legality of any tax, any fine or penalty relating to a tax or any addition to a tax pursuant to Sections 346, 505 and 1146 of the Bankruptcy Code;

               (h) To modify the Plan or correct any defect, cure any omission or reconcile any inconsistency in the Plan or in the order of the Bankruptcy Court confirming the Plan, or to enter such orders as may be necessary to effectuate the terms and conditions of the Plan to the extent authorized by the Bankruptcy Code as may be necessary to carry out the purpose and intent of the Plan;

               (i) To hear and determine all controversies, suits and disputes, if any, as may arise with regard to orders of this Court in the Bankruptcy Case;

               (j) To hear and determine any and all controversies and disputes arising under, or in connection with, the Plan or the order confirming the Plan;

               (k) To adjudicate all Claims to a security or ownership interest in any property of the Debtors or in any proceeds thereof;

               (l) To adjudicate all Claims or controversies arising out of any purchases, sales or contracts made or undertaken by the Debtors during the pendency of this Bankruptcy Case;

               (m) To recover all assets and properties of the Debtors wherever located, including the prosecution and adjudication of all causes of action available to the Debtors;

               (n) To determine all questions and disputes regarding recovery of and entitlement to the Debtors' assets and determine all claims and disputes between the Debtors and any other Entity, whether or not subject to an action pending as of the Confirmation Date;

               (o) To enter any order, including injunctions, necessary to enforce the title, rights and powers of the Debtors and to impose such limitations, restrictions, terms and conditions on such title, rights and powers as the Court may deem necessary or appropriate;

               (p) To enter an order or final decree closing and terminating the Bankruptcy Case; and

               (q) To make such orders as are necessary or appropriate to carry out the provisions of this Plan, including but not limited to orders interpreting, clarifying or enforcing the provisions thereof.

                 XIII. EXECUTORY CONTRACTS AND UNEXPIRED LEASES

          13.1 As of the Effective Date, all executory contracts and unexpired leases that exist between the Debtors and any third party that have not previously been assumed or rejected are hereby specifically rejected.

          13.2 Proofs of Claim for damages arising from the rejection pursuant to this Plan or the Confirmation Order of any executory contract or unexpired lease must be filed with the Bankruptcy Court no later than twenty-five (25) days after service of notice of entry of the confirmation order on such claimant. Any such rejection claims not filed within that time shall be forever barred from assertion against the Debtors, the Disbursing Agent, the Distribution Reserve, and any entity receiving distributions under the Plan.

          13.3 Objections to such proofs of claim shall be filed by the Disbursing Agent within sixty (60) days after such claims are filed, or by such later date as the Bankruptcy Court may approve, and the Bankruptcy Court shall determine any such objection. Unsecured Claims arising out of the rejection of executory contracts and unexpired leases shall be Class 2 Claims under the Plan.

                          XIV. MISCELLANEOUS PROVISIONS

          14.1 PAYMENT OF STATUTORY FEES. All fees payable pursuant to Section 1930 of Title 28 of the United States Code, as determined by the Bankruptcy Court at the hearing pursuant to Section 1128 of the Bankruptcy Code, shall be paid on or before the Effective Date.

          14.2 NO PENALTIES. No penalties or late charges are to be allowed on any Claim or Interest subsequent to the Filing Date except as expressly stated in this Plan, or allowed by a Final Order of a court of competent jurisdiction.

          14.3 NO ATTORNEY'S FEES. No attorneys' fees will be paid by any Debtor with respect to any Claim or Interest except as expressly stated in this Plan, or allowed by a Final Order of a court of competent jurisdiction.

          14.4 RIGHTS OF ACTION. With the exception of the commencement of Avoidance Actions, nothing contained in this Plan shall constitute a waiver or release by the Debtors of any right of set-off, defense or counterclaim the Debtors may have against any Person other than the Company Releasees and the Third Party Releasees. The Disbursing Agent may pursue those rights and causes of action, as appropriate, in accordance with what is in the best interests, and for the benefit of, parties entitled to distributions under the Plan.

          14.5 NO ADMISSIONS. Notwithstanding anything herein to the contrary, nothing contained in this Plan shall be deemed an admission by the Debtors with respect to any matter set forth herein, including, without limitation, liability on any Claim or Interest or the propriety of any classification of any Claim or Interest.

          14.6 GOVERNING LAW. Except to the extent the Bankruptcy Code, the Bankruptcy Rules or other federal laws are applicable, the laws of the State of New York shall govern the construction, implementation and enforcement of this Plan and all rights and obligations arising under this Plan, without giving effect to the principles of conflicts of laws.

          14.7 SUCCESSORS AND ASSIGNS. The rights, benefits and obligations of any Person named or referred to in this Plan will be binding upon, and will inure to the benefit of, the heir, executor, administrator, representative, successor or assign of such Person.

          14.8 SEVERABILITY. Should the Bankruptcy Court determine, prior to the Confirmation Date, that any provision of this Plan is either illegal on its face or illegal as applied to any Claim or Interest, such provision shall be unenforceable as to all holders of Claims or Interests or to the specific holder of such Claim or Interest, as the case may be, as to which the provision is illegal. Unless otherwise determined by the Bankruptcy Court, such a determination of unenforceability shall in no way limit or affect the enforceability and operative effect of any other provision of this Plan. However, the Debtors reserve the right not to proceed with confirmation or consummation of this Plan if any such ruling occurs.

          14.9 INCONSISTENCIES. To the extent of any inconsistency among the Confirmation Order, the Plan or the Disclosure Statement, this Plan controls the Disclosure Statement and the Confirmation Order controls this Plan.

          14.10 NOTICES. All notices, requests, elections or demands in connection with this Plan shall be in writing and shall be mailed by registered or certified mail, return receipt requested, to:

                  Page America Group, Inc.
                  c/o Bariston Associates, Inc.
                  One International Place
                  Boston, MA  02110

                  copies to:

                  Stroock & Stroock & Lavan LLP
                  180 Maiden Lane
                  New York, NY 10038
                  Attention:  Robin Keller, Esq.
                                 Martin Neidell, Esq.

          14.11 WITHHOLDING AND REPORTING. In connection with the Plan and all instruments issued in connection therewith and distributions thereon, the Debtors, the Disbursing Agent, the Transfer Agent and the Indenture Trustee shall comply with all withholding and reporting requirements imposed by any Federal, State, local or foreign taxing authority and all distributions hereunder shall, to the extent applicable, be subject to any such withholding and reporting requirements.

Dated:  May 17, 1999
        Boston, Massachusetts

                                       PAGE AMERICA GROUP, INC.
                                       PAGE AMERICA OF NEW YORK, INC.
                                       ADIRONDACK RADIO TELEPHONE CO., INC.
                                       PAGE AMERICA OF PENNSYLVANIA, INC.
                                       One International Place
                                       Boston, MA  02110

                                       By: /s/ DAVID A. BARRY
                                          -----------------------
                                          Name: David A. Barry
                                          Title: President and CEO

STROOCK & STROOCK & LAVAN LLP
Counsel to the Debtors
180 Maiden Lane
New York, New York 10038
(212) 806-5400

By: /S/ ROBIN E. KELLER
      A Member of the Firm